EX-99.B(i)

[MORRISON & FOERSTER LLP LETTERHEAD]

September 30, 2005

Wells Fargo Funds Trust

525 Market Street

San Francisco, California 94105

Re:	Shares of Beneficial Interest of
Wells Fargo Funds Trust

Ladies/Gentlemen:

We refer to the Registration Statement on Form N-1A (SEC File Nos. 333-74295 and 811-09253) (the “Registration Statement”) of Wells Fargo Funds Trust (the “Trust”) relating to the registration of an indefinite number of shares of beneficial interest in the Trust (collectively, the “Shares”).

We have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement of Post-Effective Amendment No. 86.

We have examined documents relating to the organization of the Trust and the Income Funds and WealthBuilder Portfolios as series of the Trust, and the authorization and issuance of Shares to the Income Funds and WealthBuilder Portfolios. The Income Funds are the Corporate Bond Fund, Diversified Bond Fund, Government Securities Fund, High Income Fund, High Yield Bond Fund, Income Plus Fund, Inflation-Protected Bond Fund, Intermediate Government Income Fund, Short Duration Government Bond Fund, Short-Term Bond Fund, Short-Term High Yield Bond Fund, Stable Income Fund, Strategic Income Fund, Total Return Bond Fund, Ultra-Short Duration Bond Fund and Ultra Short-Term Income Fund. The WealthBuilder Portfolios are the WealthBuilder Conservative Allocation Portfolio, WealthBuilder Equity Portfolio, WealthBuilder Growth Allocation Portfolio, WealthBuilder Growth Balanced Portfolio, WealthBuilder Moderate Balanced Portfolio and WealthBuilder Tactical Equity Portfolio.

Based upon and subject to the foregoing, we are of the opinion that:

The issuance and sale of the Shares of the Income Funds and WealthBuilder Portfolios by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust’s dividend reinvestment plan in accordance with the description set forth in the Funds’ current prospectuses under the Securities Act of 1933, as amended, such Shares will be legally issued, fully paid and nonassessable by the Trust.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

In addition, we hereby consent to the use of our name and to the reference to the description of advice rendered by our firm under the heading “Counsel” in the Statements of Additional Information, which are included as part of the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

MORRISON & FOERSTER LLP